THE SOMERSET GROUP, INC.
                              Consolidated Statements of Shareholders' Equity
                                  January 1, 1997 to March 31, 1998
                                          (unaudited)
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
                                                        Capital   Accumulated
                                                       in Excess    Other
                                             Common    of Stated  Comprehens Retained
                                             Stock       Value      Income   Earnings      Total
Balance January 1, 1997, restated           1,836,000   3,713,000      $    26,048,000   31,597,000
Net income, 3 months ended March 31, 1997      ---          ---        ---     864,000      864,000
Shares of common stock issued                  15,000     125,000      ---       ---        140,000
Shares of common stock retired                 (2,000)    (40,000)     ---       ---        (42,000)
Cash dividends paid                             ---         ---        ---    (234,000)    (234,000)
Unrealized losses on short-term investments,
     net of deferred income taxes               ---         ---     (35,000)     ---        (35,000)

Balance March 31, 1997, restated            1,849,000   3,798,000   (35,000)26,678,000   32,290,000
                                            ---------   ---------    ------ ----------   ----------
Net income April 1 to December 31, 1997         ---         ---        ---   1,672,000    1,672,000
Shares of common stock issued                  24,000     140,000      ---      39,000      203,000
Shares of common stock retired                (18,000)   (389,000)     ---       ---       (407,000)
Cash dividends paid                             ---         ---        ---    (228,000)    (228,000)
Unrealized gains on short-term investments,
     net of deferred income taxes               ---                  13,000                  13,000
Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                      ---         ---        ---     (83,000)     (83,000)
                                            ---------   ---------   ------------------   ----------
Balance December 31, 1997, restated         1,855,000   3,549,000   (22,000)28,078,000   33,460,000

Net income, 3 months ended March 31, 1998       ---         ---        ---   1,012,000    1,012,000
Shares of common stock issued                   1,000       8,000      ---       ---          9,000
Cash dividends paid                             ---         ---        ---    (261,000)    (261,000)
Unrealized loss on short-term investments,
     net of deferred income taxes               ---         ---      (3,000)     ---         (3,000)
Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                      ---         ---      87,000   (154,000)     (67,000)
                                            ---------   ---------    ------  ----------  ----------
Balance March 31, 1998                     $1,856,000  $3,557,000   $62,000  28,675,000 $34,150,000
                                            =========   =========    ======  ==========  ==========

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See accompanying Notes to  Consolidated  Financial Statements